TIDAL ETF TRUST 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #165 to the Registration Statement on Form N-1A of Tidal ETF Trust and to the use of our report dated November 23, 2022 on the financial statements and financial highlights of Gotham Enhanced 500 ETF and Gotham 1000 Value ETF, each a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 27, 2023